Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of First Solar, Inc. of our report dated February 20, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in First Solar, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
July 28, 2020